Exhibit 10.13

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made and entered into as of                                            (date) by and between Hillenbrand, Inc., an Indiana corporation (the “Company”), and                                                                (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster continuous employment by the Company and its subsidiaries of their key management personnel;

WHEREAS, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has recommended, and the Board has approved, that the Company enter into Change in Control Agreements with key executives of the Company and its subsidiaries who are from time to time designated by the management of the Company and approved by the Committee;

WHEREAS, the Committee and the Board believe that Executive has made valuable contributions to the productivity and profitability of the Company and consider it essential to the best interests of the Company and its shareholders that Executive be encouraged to remain with the Company; and

WHEREAS, the Board believes it is in the best interests of the Company and its shareholders that Executive continue in employment with the Company in the event of any proposed Change in Control (as defined below) and be in a position to provide assessment and advice to the Board regarding any proposed Change in Control without concern that Executive might be unduly distracted by the personal uncertainties and risks created by any proposed Change in Control:

NOW, THEREFORE, the Company and Executive agree as follows:

1.                                       Termination following a Change in Control.  After the occurrence of a Change in Control, the Company will provide or cause to be provided to Executive the rights and benefits described in Section 2 hereof in the event that Executive’s employment with the Company and its subsidiaries is terminated:

(a)                                  by the Company for any reason other than on account of Executive’s death, permanent disability, retirement or for Cause at any time prior to the second anniversary of a Change in Control; or

(b)                                 by Executive for Good Reason at any time prior to the second anniversary of a Change in Control.

Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated by the Company, without Cause, prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control which subsequently occurs within 3 months of such termination, then for purposes of this Agreement (including Section 3 hereof) a Change in Control shall be deemed to have occurred on the day immediately prior to such termination of employment and all references in Section 2 to payments within a specified period as allowed by law following “Termination” shall instead be references to the specified period following the Change in Control.

The rights and benefits described in Section 2 and 3 hereof shall be in lieu of any severance payments otherwise payable to Executive under any employment agreement or severance plan or program of the Company or any of its subsidiaries but shall not otherwise affect Executive’s rights to compensation or benefits under the Company’s compensation and benefit programs except to the extent expressly provided herein.

2.                                       Rights and Benefits Upon Termination.

In the event of the termination of Executive’s employment under any of the circumstances set forth in Section 1 hereof (“Termination”), the Company shall provide or cause to be provided to Executive the following rights and benefits provided that Executive executes and delivers to the Company within 45 days of the Termination a Release in the form attached hereto as Exhibit A:

(a)                                  a lump sum payment in cash in the amount of two times Executive’s Annual Base Salary (as defined below), payable (i) on the date which is six (6) months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”) (Section 409A of the Code is hereunder referred to as “Section 409A”), and the Treasury Regulations promulgated thereunder, or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee” (or such payment is exempt from Section 409A); provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced,  then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination.;

(b)                                 for the 24 months following Termination, continued health and medical insurance coverage for Executive and Executive’s dependents substantially comparable (with regard to both benefits and employee contributions) to the coverage provided by the Company immediately prior to the Change in Control for active employees of equivalent rank.  From the end of such 24-month period until Executive attains Social Security Retirement Age, Executive shall have the right to purchase (at COBRA rates applicable to such coverage) continued coverage for Executive and Executive’s dependents under one or more plans maintained by the Company for its active employees, to the extent Executive would have been eligible to purchase continued coverage under the plan in effect immediately prior to the Change in Control had Executive’s employment terminated 24 months following Termination.  The payment of any health or medical claims for the health and medical coverage provided in this subparagraph (b) shall be made to the Executive as soon as administratively practicable after the Executive has provided the appropriate claim documentation, but in no event shall the payment for any such health or medical claim be paid later than the last day of the calendar year following the calendar year in which the expense was incurred.  Notwithstanding anything herein to the contrary, to the extent required by Section 409A:  (1) the amount of medical claims eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the medical claims eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year, and (2) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit;

(c)                                  continuation for Executive, for a period of two years following Termination, of the Executive Life Insurance Bonus Plan (if any) provided for Executive by the Company immediately prior to the Change in Control and the group term life insurance program provided for Executive immediately prior to the Change in Control.  The payment of any claim for death benefits provided under this subparagraph (c) shall be paid in accordance with the appropriate program, provided, however that if the death benefit is subject to Section 409A, then the death benefit shall be paid, as determined by the Company in its complete and absolute discretion, no later than the later to occur of (i) the last day of the calendar year in which the death of the Executive occurs or (ii) the 90th day following the Executive’s death;

(d)                                 a lump sum payment in cash, payable within 30 days after Termination, equal to all accrued and unpaid vacation, reimbursable business expenses, and similar miscellaneous benefits as of the Termination, provided, however, that to the extent that any such miscellaneous benefits are subject to Section 409A, such benefits shall be paid in one lump sum (i) on the date which is six months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(b)(i) or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee”; provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced,  then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination; and

(e)                                  a monthly pension annuity benefit commencing as of the first day of the calendar month following the later to occur of (i) the Executive attaining age 62 or (ii) the six month anniversary date of the Executive’s Termination (the “Pension Benefit Starting Date”) and paid on the first day of each succeeding month (if unmarried, in the form of a life annuity with guaranteed payments for 24 months, or if married (in the form of a joint and 50% survivor annuity) equal to the actuarially equivalent difference between (i) the monthly Pension Plan annuity benefit, the monthly Supplemental Pension Plan annuity benefit if Executive is a participant in the Supplemental Pension Plan, and any additional pension benefit provided in an offer letter (or other written document signed by an authorized officer of the Company other than Executive) if Executive is subject to any such letter or document, which Executive will receive starting at the Pension Benefit Starting Date (if unmarried, in the form of a life annuity with guaranteed payments for 24 months, or if married in the form of a joint and 50% survivor  annuity), and (ii) the monthly pension annuity benefit Executive would have received starting at  the Pension Benefit Starting Date under such plan(s) and/or offer letter, as in effect on or after the date hereof (if unmarried, in the form of a life annuity with guaranteed payments for 24 months, or if married in the form of a joint and 50% survivor  annuity) calculated as if Executive had earned two additional years of service and pay at Executive’s Annual Base Salary (and for purposes of calculating Average Monthly Earnings as defined in the Pension Plan, Executive’s Annual Base Salary shall be annualized for any portion of the imputed service period which is less than a full calendar year and such portion of the year shall be eligible to be counted).    Unless the Executive (who also must be a participant in the Supplemental Pension Plan) elects a form of annuity set forth on Annex A attached to the Supplemental Pension Plan prior to his or her Pension Benefit Starting Date, Executive, if unmarried, shall receive a life annuity with guaranteed payment for 24 months, or, if married, a 50% joint and survivor annuity.  The benefit provided for in this paragraph shall be funded in a rabbi trust prior to the Change in Control. For purposes of this subparagraph (e), the benefit under clause (ii) will be calculated as though the Pension Plan and any applicable Supplemental Pension Plan as in effect on or after the date hereof, remained the same.

(f)                                    a lump sum payment in cash for amounts accrued as of the Termination and an additional amount equal to the amounts accrued for the last 12 months times two (2) immediately prior to the Termination Date in any of the Defined Contribution, Matching Account and/or Supplemental Contribution Account, payable (i) on the date which is six (6) months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee” (or such payment is exempt from Section 409A); provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced,  then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination..

3.                                       Additional Benefits Upon A Change in Control.

Upon the occurrence of a Change in Control, so long as Executive is an employee of the Company at that time, the Company will provide or cause to be provided to Executive the following rights and benefits whether or not Executive’s employment with the Company or its subsidiaries is later terminated:

(a)                                  a lump sum payment in cash equal to the amount of Short-Term Incentive Compensation which would be payable to Executive if the Company performance targets (at 100%) with respect to such incentive compensation in effect for the entire year in which the Change in Control occurred had been achieved, payable within 30 days of the Change in Control;

(b)                                 the number of shares of common stock of the Company that would be payable to Executive under the Company’s Stock Incentive Plan provided, however, that if the Change in Control involves a merger, acquisition or other corporate restructuring where the Company is not the surviving entity (or survives as a wholly-owned subsidiary of another entity), then, in lieu of such shares of common stock of the Company, Executive shall be entitled to receive the consideration Executive would have received in such transaction in exchange for such shares of common stock; and provided, further, that the Company shall in any case have the right to substitute cash for such shares of common stock of the Company or merger consideration in an amount equal to the fair market value of such shares or merger consideration as determined by the Company including:

(i)            immediate vesting of all Bonus Stock Awards (as defined in the Company’s Stock Incentive Plan) held by Executive;

(ii)           immediate vesting of all outstanding Stock Options held by Executive under the Company’s Stock Incentive Plan;

(iii)          immediate vesting of all awards of Restricted Stock held by Executive under any Stock Award Agreements (as defined in the Company’s Stock Incentive Plan) with Executive and Hillenbrand, Inc.;

(iv)          immediate vesting of all awards of Deferred Stock (as defined in the Company’s Stock Incentive Plan) (also known as Restricted Stock Units) held by Executive under the Company’s Stock Incentive Plan; and

(v)           the exercise of any Stock Appreciation Right (as defined in the Company’s Stock Incentive Plan) within 60 days of a Change in Control as provided by section 7.2 of the Stock Incentive Plan.

Any distribution to be made under this Section 3 shall be made no later than the 15th day of the third month following the Company’s first taxable year in which the Change in Control occurs.

4.                                       Adjustments to Payments.

(a)                                  If (i) any benefit or payment by the Company or its subsidiaries to Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any acceleration of vesting or payment) (a “Payment”) is determined to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), and (ii) at any point it shall be determined that the net present value (calculated at the discount rate in effect under Code Section 280G) of Payments does not exceed 120% of the “Reduced Amount,” then the Payments, in the aggregate, shall be reduced to the Reduced Amount.  For purposes of this Section 4, the term “Reduced Amount” shall mean the greatest amount that could be paid to Executive such that the receipt of Payments would not give rise to any Excise Tax.

(b)                                 All determinations required to be made under this Section 4, including whether and when Payments will be reduced to the Reduced Amount pursuant to subparagraph (a) above and the assumptions to be utilized in arriving at such determination, shall be made by an independent accounting firm of nationally recognized standing selected by the Company and which is not serving as accountant or auditor for the Company or the individual, entity or group effecting the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 30 business days of the receipt of the notice from Executive that there has been a Payment or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

5.                                       Confidentiality; Non-Competition.

(a)                                  Executive shall not at any time without the prior approval of the Company disclose to any person, firm, corporation or other entity any trade secret, confidential customer information, or other proprietary information not known within the industry or by the public generally regarding the business then being conducted by the Company, including, without limitation, financial information, marketing and sales information and business and strategic plans.

(b)                                 Executive shall not at any time during the term of this Agreement and within three years following the termination of Executive’s employment with the Company, (i) solicit any persons who are employed by the Company to terminate their employment with the Company, and (ii) directly or indirectly (either individually or as an agent, employee, director, officer, stockholder, partner or individual proprietor, consultant or as an investor who has made advances of loan capital or contributions to equity capital), engage in any activity which Executive knows (or reasonably should have known) to be competitive with the business of the Company as then being carried on.  Nothing in this Agreement, however, shall prevent Executive from owning, as an investment, up to two percent (2%) of the outstanding equity capital of any competitor of the Company, shares of which are regularly traded on a national securities exchange or in over-the-counter markets.  The restrictions set forth in this Section 5 shall not apply in the event of a termination of Executive’s employment pursuant to Section 1.

6.                                       Section 409A Acknowledgement.

Executive acknowledges that Executive has been advised of Section 409A, which has significantly changed the taxation of nonqualified deferred compensation plans and arrangements.  Under proposed and final regulations as of the date of this Agreement, Executive has been advised that Executive’s severance pay and other Termination benefits may be treated by the Internal Revenue Service as “nonqualified deferred compensation,” subject to Section 409A.  In that event, several provisions in Section 409A may affect Executive’s receipt of severance compensation, including the timing thereof.  These include, but are not limited to, a provision which requires that distributions to “specified employees” (as defined in Section 409A) on account of separation from service may not be made earlier than six (6) months after the effective date of separation.  If applicable, failure to comply with Section 409A can lead to immediate taxation of such deferrals, with interest calculated at a penalty rate and a 20% excise tax.  As a result of the requirements imposed by the American Jobs Creation Act of 2004, Executive agrees that if Executive is a “specified employee” at the time of Executive’s termination and if severance payments are covered as “nonqualified deferred compensation” or otherwise not exempt, such severance pay (and other benefits to the extent applicable) due Executive at time of termination shall not be paid until a date at least six (6) months after Executive’s effective termination date.  Executive acknowledges that, notwithstanding anything contained herein to the contrary, both Executive and the Company shall each be independently responsible for accessing their own risks and liabilities under Section 409A that may be associated with any payment made under the terms of this Agreement which may be deemed to trigger Section 409A.  To the extent applicable, Executive understands and agrees that Executive shall have the responsibility for, and Executive agrees to pay, any and all appropriate income tax or other tax obligations for which Executive is individually responsible and/or related to receipt of any benefits provided in this Agreement.  Executive agrees to fully indemnify and hold the Company harmless for any taxes, penalties, interest, cost or attorneys’ fee assessed against or incurred by the Company on account of such benefits having been provided to Executive or based on any alleged failure to withhold taxes or satisfy any claimed obligation.  Executive understands and acknowledges that neither the Company, nor any of its employees, attorneys, or other representatives, has provided or will provide Executive with any legal or financial advice concerning taxes or any other matter, and that Executive has not relied on any such advice in deciding whether to enter into this Agreement.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A.  If any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company or its successor may reform such provision; provided that it will (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with Executive regarding such amendments or modifications prior to the effective date of any such change.

7.                                       Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)                                  “Annual Base Salary” means the annualized amount of Executive’s rate of base salary in effect immediately before the Change in Control or immediately before the date of Termination, whichever is greater.

(b)                                 “Cause” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries.

(c)                                  A “Change in Control” shall be deemed to occur on:

(i)            the date that any person, corporation, partnership, syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or indirectly, the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Beneficial Owner”), of securities of the Company representing 35% or more of the voting power of all securities of the Company having the right under ordinary circumstances to vote at an election of the Board (“Voting Securities”), other than by reason of (x) the acquisition of securities of the Company by the Company or any of its

Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, (y) the acquisition of Company securities directly from the Company, or (z) the acquisition of Company securities by one or more members of the Hillenbrand Family (which term shall mean descendants of John A. Hillenbrand and their spouses, trusts primarily for their benefit or entities controlled by them);

(ii)           the consummation of a merger or consolidation of the Company with another corporation unless

(A) the shareholders of the Company, immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;

(B) no person, corporation, partnership, syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and

(C) the members of the Company’s Board, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;

(iii)          the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the date hereof and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(iv)          the consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

(v)           the date of approval by the shareholders of the Company of a plan of complete liquidation of the Company.

(d)                                 “Good Reason” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries

(e)                                  “Normal Retirement Benefit” shall have the meaning set forth in the Pension Plan.

(f)                                    “Pension Plan” means the Hillenbrand Inc. Pension Plan as amended from time to time.

(g)                                 “Section 409A” means Section 409A of the Internal Revenue Code.

(h)                                 “Short-Term Incentive Compensation” means the Incentive Compensation payable under the Short-Term Incentive Compensation Program, or any successor or other short-term incentive plan or program.

(i)                                     “Early Retirement Benefits” early retirement benefits shall have the meaning set forth in the pension plan which defines the age at which full, unreduced benefits are available without any early retirement reduction being applied

(j)                                     “Executive Life Insurance Bonus Program” shall mean a program under which the Company pays the annual premium for a whole life insurance policy on the life of Executive.

(k)                                  “Supplemental Pension Plan” means the SERP or any successor long-term supplemental pension plan or program or any other commitment made by the company to provide retirement benefits in addition to those provided by the pension plan trust.

(l)                                     “Defined Contribution Accounts,” “Matching Accounts,” and “Supplemental Contribution Accounts” shall have the meanings set forth in the Company’s Supplemental Executive Retirement Program (“SERP”).

8.                                       Notice.

(a)                                  Any discharge or termination of Executive’s employment pursuant to Section 1 shall be communicated in a written notice to the other party hereto setting forth the effective date of such discharge or termination (which date shall not be more than 30 days after the date such notice is delivered) and, in the case of a discharge for Cause or a termination for Good Reason the basis for such discharge or termination.

(b)                                 For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to One Batesville Boulevard, Batesville, Indiana 47006 provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Vice President and General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.                                       No Duty to Mitigate.  Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.

10.                                 Assignment.

(a)                                  This Agreement is personal to Executive and shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.

11.                                 Arbitration.  Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Cincinnati, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator’s award shall be final and binding on all parties to this Agreement.  Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.

12.                                 Integration.  This Agreement supersedes and replaces any prior oral or written agreements or understandings in respect of the matters addressed hereby.

13.                                 Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

14.                                 Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

15.                                 Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without reference to principles of conflict of laws.

17.                                 Attorney’s Fees.  If any legal proceeding (whether in arbitration, at trial or on appeal) is brought under or in connection with this Agreement, each party shall pay its own expenses, including attorneys’ fees.

18.                                 Term of Agreement.  The term of this Agreement shall be one (1) year commencing on the date hereof; provided however, that this Agreement shall be automatically renewed for successive one-year terms commencing on each anniversary of the date of this Agreement unless the Company shall have given notice of non-renewal to Executive at least 30 days prior to the scheduled termination date; and further provided that notwithstanding the foregoing, this Agreement shall not terminate (i) within three years after a Change in Control or (ii) during any period of time when a transaction which would result in a Change in Control is pending or under consideration by the Board.  The termination of this Agreement shall not adversely affect any rights to which Executive has become entitled prior to such termination.  In addition, Section 5(a) shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

HILLENBRAND, INC.

By:
Title:	President and Chief Executive Officer

Executive